Exhibit 99.1

Media Contact: Roy L. Morrow (216) 383-4893

Roy_Morrow@lincolnelectric.com

Lincoln Electric Acquires Shape Cutting and Engineered Systems Businesses from ITT

— Adds Kaliburn shape cutting power sources and Burny cutting systems

CLEVELAND, Ohio, U.S.A., November 13, 2012 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) today announced that it has acquired the Kaliburn, Burny and Cleveland Motion Control (CMC) businesses from ITT Corporation (NYSE: ITT).

Kaliburn is a designer and manufacturer of shape cutting solutions. Burny produces shape cutting control systems. CMC manufactures web tension transducers and engineered machine systems.

“Kaliburn and Burny are strong brands in the high precision shape cutting space. Including their UltraSharp cutting technology and well-established, excellent quality products in our portfolio will further strengthen and expand our offerings to our global distributor partners and end-user customers,” said John M. Stropki, Chairman and Chief Executive Officer.

Terms of the transaction were not disclosed.

All three businesses are consolidated in a headquarters and manufacturing operation located in Ladson, South Carolina, near Charleston. The combined annual sales in 2011 were $35 million. The three operations employ approximately 140 people.

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 45 manufacturing locations, including operations and joint ventures in 20 countries and a worldwide network of distributors and sales offices covering more than 160 countries.

For more information about Lincoln Electric and its products and services, visit the Company’s website at http://www.lincolnelectric.com.

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The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of post acquisition integration efforts; and market risks and price fluctuations related to the purchase of commodities and energy. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.